ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated June 19, 1996, by and among Momentum Software Corporation, a Delaware corporation ("Momentum"), and Visual Flow, Inc., a Delaware corporation ("Visual Flow"), and David L. Gusick ("Gusick"), T. Dorsey Harrington ("Harrington"), and EnvisionIt Software Corporation, a New Jersey corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Gusick and Harrington were shareholders of ISM Corporation ("ISM"), a software company; and pursuant to an Acquisition Agreement among Momentum, ISM and certain shareholders of ISM, dated September 1994 (the "ISM Agreement"), ISM sold all of its assets to Momentum in consideration for, among other things, shares of capital stock of Momentum; and on or about January 1, 1996, Momentum contributed substantially all of the ISM assets to Momentum's wholly-owned subsidiary, Visual Flow;

         WHEREAS, prior to the date hereof, Gusick and Harrington have run Visual Flow, which has engaged in the business of creating, marketing, selling, distributing, revising and customizing integration software for integrating manufacturing software applications and providing consulting services directly relating to the sales of such software (the "Business"); and

         WHEREAS, Visual Flow desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and assume from Visual Flow, certain of the assets and liabilities relating to the Business, all as more specifically provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                               Certain Definitions

         Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Associated With" a Person that is engaged in the Business means (i) becoming an Affiliate of, (ii) owning (directly or indirectly) any portion of, or (iii) serving as a director, trustee, member, officer, consultant, partner, agent, independent contractor or employee of: any Person or other entity engaged in the Business.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New Jersey are open for the general transaction of business.

         "Confidential Information" consists of all information, knowledge or data relating specifically to the Business and not otherwise used by Momentum in the ordinary course of its businesses other than that conducted by Visual Flow, including, without limitation, customer and supplier lists, formulae, trade know-how, source code, software, processes, secrets, consultant and independent contractor contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Business not in the public domain or otherwise available publicly. Information which enters the public domain or is available publicly loses its confidential status hereunder so long as neither Visual Flow nor its

Affiliates directly or indirectly cause such information to enter the public domain.

         "Excluded Liabilities" means any and all liabilities or obligations of Visual Flow or its Affiliates, of any kind or nature, whether or not relating to the Business or the Purchased Assets, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the date hereof, other than Assumed Liabilities; provided that the liability to Cytech for XIPC use or support shall be an Excluded Liability.

         "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

         "Person" means an individual, partnership, corporation, limited liability company, sole proprietorship, joint venture, mutual company, joint stock company, unincorporated organization or association, trust or joint venture or a Governmental Authority.

                                   ARTICLE II

             Purchase and Sale of Assets; Assumption of Liabilities;
                              Additional Covenants

         Section 2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Visual Flow hereby sells, assigns, transfers, conveys and delivers to the Purchaser all of Visual Flow's right, title and interest in and to the assets listed on Schedule 1 annexed hereto (the "Purchased Assets") and the Purchaser hereby purchases such Purchased Assets from Visual Flow; provided that the Purchased Assets do not include any right, title or interest in or to or (for future sales only) to use XIPC; provided further that the Purchased Assets include the right to continue using XIPC for and to service and support Visual Flow's installed base of customers and only in the Visual Flow applications currently installed or licensed; provided further that should the Purchaser seek a license to use or resell XIPC, Momentum shall sell such license to the Purchaser for consideration and on terms that are no less favorable than the then current licensing fees and terms in effect for XIPC.

         Section 2.2. Purchase Price. In consideration for the Purchased Assets, the Purchaser hereby conveys to Visual Flow and Momentum the GH Shares and the Momentum Option, and the Purchaser hereby assumes the Assumed Liabilities. NOTWITHSTANDING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PURCHASER IS NOT ASSUMING, NOR SHALL IT IN ANY MANNER BECOME LIABLE FOR, ANY OTHER LIABILITIES OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER OF VISUAL FLOW OR ITS AFFILIATES, OTHER THAN THE ASSUMED LIABILITIES OR FROM BREACH OF THIS AGREEMENT.

         "GH Shares" means (as of the date hereof) (i) all shares of the capital stock of Momentum ("Momentum Stock") that are owned by Gusick or by Harrington,
(ii) the right to receive shares of Momentum Stock, which right was granted to Gusick and to Harrington pursuant to the ISM Agreement, and (iii) any options held by Gusick or Harrington to purchase or otherwise acquire shares of Momentum Stock.

         "Assumed Liabilities" means the $7,500 payable by Visual Flow to Bayer West Virginia, all performance obligations, liabilities arising from breach of contract, and product support liabilities directly incurred under customer support contracts or software sales contracts existing as of the date hereof, or

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

existing directly as a result of prior activities of ISM, the Visual Flow division of Momentum, and/or Visual Flow. The Assumed Liabilities also include obligations incurred by Gusick and Harrington on behalf of Visual Flow, or obligations incurred by Lee Zhong and Mike Weber as employees of Visual Flow, acting in the ordinary course of Visual Flow's business, and any deferred compensation obligations of Visual Flow to Gusick and Harrington.

         Section 2.3. Momentum Option. The Purchaser hereby grants to Momentum, the option to purchase shares of the capital stock of the Purchaser (the "Momentum Option") as follows:

         (a) At any time after the date hereof and prior to the second Anniversary Date (unless and until the Momentum Option is terminated earlier), Momentum shall have the option to (i) purchase from the Purchaser a 20% stake in the Purchaser (an "Exercise for Stock"), (ii) upon the occurrence of a Sale of Business Event, receive proceeds (a "SOBE Exercise"), or (iii) perform a GH Exercise.

         (b) The Momentum Option is not partially exercisable, rather it can only be exercised in full. Momentum may, in accordance with the procedures set forth below, extend the Momentum Option for three consecutive Agreement Years commencing at 5:00 p.m. on the second, third and fourth Anniversary Dates, respectively, as provided herein; however once lapsed or surrendered, the Momentum Option may not be extended. Furthermore, in order to exercise or extend the Momentum Option, Momentum must give to the Purchaser (i) written notice of Momentum's intent to exercise or extend, as the case may be, and (ii) payment in full in cash: (X) for extensions, $100,000 per one year extension or (Y) for exercises, of the amount specified in the table below. For extensions or exercises of the Momentum Option, such notice and payment must be actually received by the Purchaser no later than 5:00 p.m. New York City time on the expiration date (or, if earlier, the termination date) of the Momentum Option. The following table sets forth the exercise price due if the Momentum Option is exercised during the Agreement Year(s) listed in the right hand column:

         Date of Exercise                            Option Exercise Price

Agreement Years 1 through 3                          $500,000
Agreement Year 4                                     $750,000
Agreement Year 5                                     $1,000,000

         (c) The type of exercise of the Momentum Option described in this subparagraph (c) shall be referred to as a "GH Exercise." In the event that Gusick and Harrington enter into a Deal to sell in aggregate 50% or more of their combined holdings of the then outstanding capital stock of the Purchaser, they must provide to Momentum at least 20 days written notice thereof prior to the consummation of the Deal, provided however, that such notice period shall be reduced to 10 days if the closing of such Deal is scheduled for less than 20 days from the date on which such potential business arrangement became a Deal. Momentum shall have the right to elect to sell an amount of the capital stock of the Purchaser issuable upon exercise of the Momentum Option that is proportionate to the amount of capital stock of the Purchaser being sold by Gusick and Harrington, in aggregate. For instance, if there were 800 shares of the capital stock of the Purchaser outstanding and Gusick and/or Harrington owned 600 of those shares and entered into an agreement to sell 300 of their shares, they would notify Momentum of such sale; Momentum would then be entitled to exercise its option for 200 shares, 100 of which it could sell in such sale. Momentum would have to do a full Exercise for Stock prior to the consummation of such sale in order to do a GH Exercise; provided that Momentum can rescind its exercise if such Deal is not consummated.

         (d) The Momentum Option shall terminate upon the occurrence of a Sale of Business Event in the following manner. Within 10 Business Days after entering into a Deal that it believes will qualify as a Sale of Business Event, the Purchaser shall notify Momentum in writing of such Deal ("Deal Notice"). Momentum shall then have the lesser of (x) until 5:00 p.m. New York City time on



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

the Consummation Date of such Sale of Business Event (but not less than 10 days from the receipt of such notification), or (y) 30 calendar days, to decide and give written notice to the Purchaser of whether Momentum shall do a SOBE Exercise or an Exercise for Stock.

         If (i) the Sale of Business Event is not consummated during the Agreement Year in which the Purchaser gave the Deal Notice, (ii) that Deal Notice was given in Agreement Years 2, 3 or 4, and (iii) Momentum responded with written notice that it sought to do a SOBE Exercise, then Momentum will be permitted a one year extension without payment of the extension fee (for that year) referred to in subparagraph (b) above (the "Free Ride Year"); provided that by the earlier of (1) 30 days prior to the Consummation Date, or (2) the third day after Momentum has been notified of a tentative offering price range (if the Sale of Business Event is a public offering), Momentum must notify the Purchaser in writing whether it still intends to do a SOBE Exercise or an Exercise for Stock (in light of the price change that takes effect on the first day of the Free Ride Year); provided further that, if Momentum switches from a SOBE Exercise to an Exercise for Stock, it must pay to the Purchaser the $100,000 extension fee at or before the time that Momentum must give the second notice referenced in the preceding proviso; provided further that if, pursuant to a good faith belief that the Sale of Business Event will not be consummated, the Purchaser has notified Momentum in writing of such occurrence, Momentum shall have 10 Business Days to decide whether to pay the $100,000 extension fee (to keep the Momentum Option alive for the remainder of the Free Ride Year) or surrender the Momentum Option. There shall be no more than one Free Ride Year per Deal Notice.

         On or prior to 5:00 p.m. New York City time on the Consummation Date of such Sale of Business Event, Momentum shall have exercised (in one of the manners provided in subsection (a) above) or else surrendered the Momentum Option. If the Momentum Option shall not have been exercised in accordance with the provisions hereof by the Consummation Date, it shall automatically terminate irrevocably and Momentum shall have no further rights thereunder. The exercise price of the Momentum Option shall be the exercise price in effect (pursuant to subsection (b) hereof) on the Consummation Date of such Sale of Business Event.

         (e) During the life of the Momentum Option, the Purchaser shall provide to the permitted holders of the Momentum Option reasonable access to financial information about the Purchaser and the right to meet with the Purchaser's board to discuss in reasonable detail potential Sale of Business Events, as reasonably requested by such holders; provided that, during the 60 day period prior to expiration of the Momentum Option (or each extension thereof, if any), the Purchaser shall provide reasonable assistance to enable Momentum to conduct a due diligence inquiry of the Purchaser; provided that all of the information obtained by such due diligence inquiry shall be deemed Confidential Information hereunder and shall only be used by the permitted holders of the Momentum Option for purposes of evaluating whether or not to exercise the Momentum Option. Notwithstanding anything contained herein to the contrary, in the event that Momentum or any transferee of Momentum who is a permitted transferee engages, directly or indirectly, in the Business at any time during the life of the Momentum Option: (i) Momentum and/or such permitted transferees shall not be entitled to receive or review any Confidential Information of the Purchaser; provided however that such permitted holder of the Momentum Option shall be entitled to review financial information with customer and supplier names, specific contract terms, etc. redacted, and to discuss with the Purchaser's board the general financial condition of the Purchaser and (ii) neither Momentum nor any permitted transferee of Momentum shall, directly or indirectly, solicit or interfere with the Person whose offer resulted in a Sale of Business Event prior to the consummation or the time at which, in the Purchaser's reasonable judgment, such transaction has been abandoned or terminated.

         (f) Without limiting the general provisions of Section 7.4, Momentum shall not assign the Momentum Option without the Purchaser's prior written consent; provided that, 20 calendar days prior to a Change of Control in Momentum (such period shall be reduced to 10 days if such Change in Control is



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

scheduled to be consummated prior to the 20th day) at a time when person(s) controlling Momentum (or the entity acquiring all or substantially all of the assets of Momentum -- whether in one or more transactions) engage, directly or indirectly, in the Business, Momentum shall notify the Purchaser in writing of such event and, upon consummation of that event Momentum shall distribute the Momentum Option to the then holders of Momentum's Preferred Stock who are (x) not directly engaged in the Business and who do not own more than 25% of any class of outstanding securities of any entity which, directly or indirectly, engages in the Business and (y) were holders of the Preferred Stock of Momentum as of the date hereof, such distribution shall be in such proportion and for such consideration as Momentum may determine. Such holders ("permitted transferees") of Momentum's Preferred Stock receiving a portion of the Momentum Option shall agree that the action of the holders of more than 50% of the Momentum Option shall bind all of such holders; provided that, if Momentum is precluded by Delaware corporate law from distributing the Momentum Option solely to holders of Momentum's preferred stock, then such distribution shall be made to such holders of the capital stock of Momentum as Delaware corporate law requires. A holder of the Momentum Option may transfer all or a portion of its interest to another holder of a portion of such Momentum Option. The holders or permitted transferees of the Momentum Option must and can only act as one group.

         (g) for purposes of this Agreement, the following terms shall mean as follows:

         "Agreement Year" means a year commencing on an Anniversary Date and ending on the day preceding the next Anniversary Date.

         "Anniversary Date" means the anniversary of the date hereof.

         "Change of Control" means the holders of Momentum's voting capital stock at the date hereof (i) owning in the aggregate at any time thereafter fifty percent (50%) or less of the outstanding voting stock of Momentum or (ii) not having the right to elect a majority of Momentum's Board of Directors.

         "Deal" means a bona fide transaction that, in the commercially reasonable judgment of Gusick and Harrington, is a firm arrangement that is more likely than not to actually be consummated (in substantially the manner provided for).

         "Exercise for Stock" means that Momentum pays the then current exercise price for the Momentum Option in exchange for 20% of the shares of the common and preferred stock of the Purchaser that would be outstanding immediately after giving effect to the exercise of the Momentum Option, and the right to automatically receive, (on an as exercised or as converted basis) for no additional cash consideration, a number of shares of the stock of the Purchaser such that Momentum would have 20% of the capital stock of the Purchaser outstanding after giving effect to Momentum's exercise and to the exercise or conversion of all of the options, warrants and convertible securities of the Purchaser outstanding on the date on which Momentum exercised the Momentum Option; provided that, in light of the reservation for issuance by the Purchaser of 150,000 shares to be issued pursuant to a qualified and/or nonqualified employee stock plan (collectively, with a successor thereto or replacement thereof, the "ESP"), and Momentum's acknowledgment of the Purchaser's need to obtain qualified employees, Momentum shall exclude from the calculation of 20% any options issued or granted under the ESP other than those issued or granted to Gusick and Harrington; provided further that, such ESP options shall vest over no less than a four year period. For example, if on the date on which Momentum exercised for stock the Momentum Option, the outstanding shares and options of the Purchaser were as follows: 400 shares, non-ESP options for an additional 400 shares, and ESP options for 70 shares (none of which were granted to Gusick or Harrington), then Momentum would receive 100 shares and the right to receive an additional 100 shares as (and only if) such non-ESP options are exercised. However, Momentum cannot at any time, through the exercise of such options, obtain more than 20% of any class of the outstanding capital stock of the Purchaser. The Purchaser shall not be required to issue fractional shares



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

upon exercise of the Momentum Option, instead, the number shall be rounded down to the next nearest whole number. Following an Exercise for Stock, the Purchaser shall be prohibited from issuing to Momentum, Gusick, Harrington or any Affiliate of any of the foregoing, any options exercisable at below the fair market value determined as of the date of grant; the Purchaser may, however, subject to the first part of this sentence, grant such options to any employees eligible to receive grants under the ESP.

         "Sale of Business Event" means the consummation by the Purchaser (the date of which is hereinafter referred to as the "Consummation Date") of (a) any public offering of the securities of the Purchaser, (b) any consolidation, merger or sale of the securities of the Purchaser such that the holders of the Purchaser's capital stock immediately before such consolidation, merger or sale will in the aggregate own less than 25% of the outstanding voting stock of the Purchaser (or any continuing or surviving corporation) immediately after such consolidation, merger or sale or (c) any bona fide sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Purchaser's assets to an entity other than an Affiliate of the Purchaser.

         "SOBE Exercise" means, upon receipt of Deal Notice, Momentum can elect to receive proceeds from such event (without payment by Momentum therefor) as follows: if the Sale of Business Event values the Purchaser (or, in the case of an asset sale, all of the Purchaser's assets) (excluding minority, illiquidity or other discounts and control or other premiums) as follows, then Momentum shall receive the following portion of the actual proceeds from such Sale of Business Event (which, for purposes of a consolidation or merger shall be the valuation of Purchaser as an entity immediately prior to the consummation of the transaction):

 Valuation                          Formula for determining Momentum's Stake

$300,000 or less                    Momentum shall receive a 20 day right of
                                    first refusal on the sale, but if it does
                                    not exercise such right, the Momentum Option
                                    shall terminate on the Consummation Date and
                                    Momentum shall not receive any proceeds from
                                    such Sale of Business Event
more than $300,000 and
less than $2.5 million              10% of the proceeds of the Sale of Business
                                    Event
$2.5 million or more                10% of the first $2.5 million of the
                                    proceeds of the Sale of Business Event,
                                    3.35 of the remaining proceeds

To illustrate the above, if IBM buys 90% of the stock of the Purchaser for $1.3 million in cash and $500,000 in IBM stock, that deal values the Purchaser as a $2 million company and the holders of the Momentum Option would receive 10% of the actual proceeds, or $130,000 in cash and $50,000 worth of IBM stock.

         Section 2.4. Allocation of the Purchase Price. The Purchase Price shall be allocated as set forth in the Form 8594s attached hereto.

                                   ARTICLE III

         Representations and Warranties of Visual Flow and Momentum

         Visual Flow and Momentum jointly and severally represent and warrant to each of the Purchaser, Gusick and Harrington as follows:

         Section 3.1. Organization and Qualification of Visual Flow. Visual Flow is a corporation duly organized, validly existing and in good standing under the laws of the State in which it was incorporated, with full power and authority, corporate and other, to own or lease its property and assets and to carry on the Business as conducted up through March 31, 1996, is duly qualified to do



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

business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified. The Business is conducted solely through Visual Flow, which does not, directly or indirectly, own any subsidiaries.

         Section 3.2. Authorization. To the best of their knowledge, Visual Flow and Momentum have full power and authority, corporate and other, to execute and deliver this Agreement, the instruments of transfer and to perform their obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of this Agreement and such instruments of transfer has been or, at the time of delivery will be, duly authorized, executed and delivered by each of Momentum and Visual Flow and constitutes or, at the time of delivery will constitute, a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy Exception").

         Section 3.3. Non-contravention. To the best of their knowledge, neither the execution and delivery of this Agreement, the instruments of transfer nor the performance by Momentum and Visual Flow of their obligations hereunder and thereunder will: (i) contravene any provision contained in Visual Flow's or Momentum's Certificate of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Visual Flow or Momentum is a party or by which they are bound or to which any of their assets or properties are subject, (iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of Visual Flow's or Momentum's assets or properties, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability.

         Section 3.4. No Consents. To the best of their knowledge, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement, the instruments of transfer or the consummation of the transactions contemplated hereby or thereby by Momentum or Visual Flow.

         Section 3.5. The Purchased Assets. To the best of knowledge of Visual Flow and Momentum: (i) no third party (including any Affiliate of Visual Flow) owns or has any interest by lease, license or otherwise in any of the Purchased Assets and (ii) the documents of transfer to be executed and delivered by Visual Flow and Momentum on the date hereof are sufficient to convey good and marketable title to the Purchased Assets to the Purchaser, free and clear of all Encumbrances, other than the Assumed Liabilities.

         Section 3.6. Personal Property. To the best of its knowledge, Visual Flow has good and marketable title to (or valid leasehold or contractual interests in) all personal property comprising the Purchased Assets, free and clear of any Encumbrances.

         Section 3.7. Governmental Authorizations. To the best knowledge of Visual Flow and Momentum: (i) the Business has been operated in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those related to: fire, safety, labeling of products, pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use, employment or employment practices, energy and similar laws, (ii) Visual Flow and Momentum have all permits, licenses, approvals, certificates and other authorizations, and have made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the



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

operation of the Business as currently conducted by Visual Flow, (iii) there is no action, case or proceeding pending or threatened by any Governmental Authority with respect to (A) any alleged violation by Visual Flow or its Affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (B) any alleged failure by Visual Flow or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the Business,
(iv) neither Visual Flow, Momentum nor any of their Affiliates have received any notice of any violation of such laws or that the products manufactured or sold by the Business are not in compliance with, or do not meet the standards of, all applicable laws, (v) Schedule 3.7 sets forth a true and complete list of all permits, licenses, approvals, certificates, registrations and other authorizations relating to the Business (the "Authorizations"), such Authorizations are in full force and effect and neither of them have received notification of the suspension or cancellation of any Authorization, and (vii) Momentum and Visual Flow have no grounds to believe that any of the Authorizations listed on Schedule 3.7 are not transferable to the Purchaser.

         Section 3.8. Litigation. To the best knowledge of Visual Flow and Momentum, there are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or threatened against Visual Flow or Momentum or any of their Affiliates relating to the Business, the Purchased Assets, the Assumed Liabilities or any product alleged to have been manufactured or sold by the Business or seeking to enjoin the transactions contemplated hereby and there are no facts or circumstances known to Visual Flow or Momentum, to their best knowledge, that could result in a claim for damages or equitable relief which, if decided adversely, could reasonably be expected to, individually or in the aggregate, result in a material adverse change in or effect on the condition, financial or otherwise, or the assets, liabilities, Proprietary Rights, earnings, business affairs or business prospects of Visual Flow or the Purchased Assets.

         Section 3.9. Taxes. To the best knowledge of Visual Flow and Momentum, all federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the employees, properties, assets, income or franchises of Visual Flow relating to or affecting the Business or the Purchased Assets have been paid or duly provided for and all required filings relating thereto have been duly filed. There are no tax liens on any of the Purchased Assets.

         Section 3.10. Insurance. Schedule 3.10 sets forth a true and correct list of all insurance policies or binders maintained by Momentum and Visual Flow during the period from September 1994 until the date hereof relating to the Business or the Purchased Assets showing, as to each policy or binder, the carrier, policy number, expiration dates, deductibles and a general description of the type of coverage provided. Such policies and binders are, and at all times prior to the consummation of the transactions contemplated hereby, have been in full force and effect. To the best of their knowledge, at all times prior to the consummation of the transactions contemplated hereby, Visual Flow and Momentum have maintained appropriate and adequate insurance policies covering the Purchased Assets and all aspects of the Business.

         Section 3.11. Accounts Receivable. To the best knowledge of Visual Flow and Momentum, Schedule 3.11 sets forth a true and complete listing of all Accounts Receivable of Visual Flow, all of which have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with GAAP), have been billed and are due within 90 days of the date created.

         Section 3.12. Contracts. (a) There are no contracts, agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, with respect to the Business to which Visual Flow (or, if pertinent,



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Momentum) is a party or is otherwise bound on or prior to April 1, 1996, that in any way restrict or prohibit Visual Flow from freely engaging in the Business in any geographic area, or is outstanding and involves the payment by Visual Flow of more than $20,000 in the aggregate during any 12 month period, other than any such agreement which Gusick and/or Harrington entered into on behalf of Visual Flow.

         (b) To the best knowledge of Visual Flow and Momentum: (i) all of the Contracts (as defined on Schedule I) which are hereby assigned to the Purchaser hereunder are fully assignable to the Purchaser by Visual Flow and Momentum without the consent of any third party, or (ii) all consents of third parties required for the assignment of such Contracts to the Purchaser have been obtained, and (iii) none of the other parties to any such Contracts intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise.

         (c) To the best of their knowledge, neither Visual Flow nor Momentum is in, nor have either of them given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts; provided that the parties are aware of the $7,500 liability to Bayer West Virginia.

         (d) To the best knowledge of Visual Flow and Momentum: (i) true and complete copies of all written Contracts, including any amendments thereto, have been delivered to the Purchaser, and (ii) such documents constitute the legal, valid and binding obligation of Visual Flow (or, if applicable, Momentum) and each other party purportedly obligated thereunder.
         Section 3.13.  Intentionally omitted.

         Section 3.14. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee ("Broker's Fee") from Visual Flow or Momentum in connection with this Agreement or any of the transactions contemplated hereby.

         Section 3.15. Full Disclosure. No representation or warranty made by Visual Flow or Momentum in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of Visual Flow or Momentum pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         Section 3.16. Retention of Products. To their best knowledge, in good faith, Visual Flow and Momentum have either returned to the Purchaser, deleted from any disk or computer under the control of Visual Flow, Momentum or any of their Affiliates, or otherwise destroyed or discarded: any and all copies of (and has not reverse engineered or attempted to reverse engineer) any product made, designed or marketed by Visual Flow (including, without limitation, any and all source code, software, product installations and other products), or the marketing and instruction literature relating thereto.

                                   ARTICLE IV

                 Representations and Warranties of the Purchaser

         Each of the Purchaser, Gusick and Harrington, represents and warrants to each of Visual Flow and Momentum as follows:

         Section 4.1. Organization and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State in which it was incorporated, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified. The Purchaser does not, directly or indirectly, own any subsidiaries.

         Section 4.2. Authorization. Each of the Purchaser, Gusick and Harrington, has full power and authority to execute and deliver this Agreement, the instruments of transfer and to perform their respective obligations hereunder and thereunder, all of which have been duly authorized by all requisite action. Each of this Agreement and, the instruments of transfer has been or, at the time of delivery will be, duly authorized, executed and delivered by the Purchaser, Gusick and Harrington and constitutes or, at the time of delivery will constitute, a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

         Section 4.3. Non-contravention. Neither the Purchaser's Certificate of Incorporation or by-laws nor any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction to which the Purchaser, Gusick or Harrington is subject, should reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement and the instruments of transfer.

         Section 4.4. No Consents. Except for consents required in connection with the Purchaser's assumption of the Assumed Liabilities, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement, the instruments of transfer or the consummation of the transactions contemplated hereby and thereby by the Purchaser.

         Section 4.5. Brokers. No Person is or will be entitled to a Broker's Fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

         Section 4.6. The GH Shares. Prior to entering into this Agreement, the Purchaser had obtained all right, title and interest in and to the GH Shares, free and clear of all liens and encumbrances. Gusick and Harrington have not exercised any of their options to purchase any shares of Momentum Stock.

         Section 4.7. Full Disclosure. No representation or warranty made by the Purchaser, Gusick or Harrington in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Purchaser, Gusick or Harrington, pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         Section 4.8. No Inaccuracies. To their best knowledge, Gusick and Harrington do not know of anything that would make any of the representations and warranties made by Momentum and Visual Flow in this Agreement untrue, incomplete or incorrect in any material respect. To the extent Gusick and Harrington, had, as of the date hereof, any such knowledge, Momentum and Visual Flow shall not be liable for breach of that particular representation or representation.

         Section 4.9. New Business. Except for those things known by Momentum (without imputing to Momentum things known by Gusick and Harrington), to the best knowledge of Gusick and Harrington: (i) from September 1994 through March 31, 1996 (the effective date of the termination of their employment by Momentum and Visual Flow), Gusick and Harrington had solicited business for Visual Flow, and had not attempted to divert business away from Visual Flow, (ii) there were no accounts receivable of Visual Flow that Gusick and Harrington had sought to delay billing on to a date after March 31, 1996 (other than in the ordinary course of business), (iii) prior to April 1, 1996, Gusick and Harrington did not delay the entry by Visual Flow into any material contracts to a date after March 31, 1996 (other than in the ordinary course of business), (iv) between January 1, 1996 and March 31, 1996, there have not been any material improvements to the technology constituting the Business, and (v) Gusick and Harrington did not agree on behalf of Visual Flow or Momentum to any compensation and/or severance arrangements for any Visual Flow employee.

                                    ARTICLE V

                            Covenants and Agreements

         Section 5.1. Transfer and Property Taxes. (a) Momentum and Visual Flow shall pay any transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Purchased Assets and the assumption of the Assumed Liabilities. Momentum and Visual Flow shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid by it pursuant to the preceding sentence and shall promptly provide the Purchaser with evidence of the payment of such taxes and fees.

         (b) Momentum and Visual Flow shall (i) prepare and file all tax returns reporting the income attributable to the Purchased Assets or the operation of the Business for all periods ending prior to or on the date hereof (the "Closing Date"), (ii) prepare and file all income tax returns reporting the income of Visual Flow arising on the Closing Date from the sale to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities,
(iii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) and (ii) above, and (iv) pay all taxes attributable to the Purchased Assets or the operation of the Business due with respect to the tax returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all tax returns reporting the income attributable to the ownership of the Purchased Assets and the operation of the Business for all periods beginning after the Closing Date and shall be liable for and pay all taxes due in respect of such tax returns.

         Section 5.2. Change of Name. Upon signing this Agreement, Visual Flow has changed its name to a new name bearing no resemblance to its present name and not containing the words "Visual Flow" or any combination or variation thereof or name similar thereto. Momentum and Visual Flow shall not use any such names or any name similar thereto or which is reasonably believed by the Purchaser to be confused with any such names or the Business. Visual Flow has delivered to the Purchaser a duly adopted and executed Certificate of Amendment to Visual Flow's Certificate of Incorporation effectuating such name change, in form and substance satisfactory to the Purchaser, which Visual Flow has filed with the Secretary of State of Delaware at Momentum's sole cost and expense. Momentum and Visual Flow consent to the use by the Purchaser, Gusick and Harrington of the corporate name and any assumed names, fictitious names, trade names or other similar names of Visual Flow, each of which is and shall be included in the Purchased Assets.

         Section 5.3. Confidentiality. In light of the facts that: (i) Momentum and Visual Flow have had access to the products, proprietary information and trade secrets used by Visual Flow in the Business, (ii) Visual Flow is currently or has recently marketed the business throughout the entire United States, Europe, the Middle East and Asia, (iii) the Business is a software business which can be conducted from (or marketed to customers) anywhere in the world and
(iv) most of Visual Flow's customers are multinational companies with offices throughout the world, Momentum and Visual Flow agree that:

         (a) Each of Momentum, Visual Flow and any Affiliate of either or both of them shall not at any time after the Closing Date, directly or indirectly, use for its own benefit or divulge or convey to any third party, any Confidential Information relating to the Business.

         (b) Momentum and Visual Flow shall not retain any copies of any copies of (and shall not reverse engineer or attempt to reverse engineer) any product made, designed or marketed by Visual Flow (including, without limitation, any and all source code, software, product installations and other products), or the marketing and instruction literature relating thereto.

         (c) Momentum and Visual Flow acknowledge that (i) the restrictions contained in this entire Section 5.3 and the provisions requiring the transfer of the Momentum Option and those dealing with competition and confidentiality Momentum in Section 2.3 (collectively, the "Confidentiality Provisions") are reasonable and necessary to protect the legitimate interests of the Purchaser,
(ii) any breach by Momentum or Visual Flow of the Confidentiality Provisions will result in immediate and irreparable injury to the Purchaser, Gusick and Harrington, (iii) in addition to all remedies available at law, the Purchaser, Gusick and Harrington, shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate, and (iv) the Purchaser, Gusick and Harrington shall not be required to post any bond or other security in connection with any proceeding to enforce the Confidentiality Provisions.

         Without limiting the generality of Section 7.4, the Confidentiality Provisions shall inure to the benefit of any subsequent transferee of the Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee and shall bind the successors, transferees and assigns of Visual Flow and Momentum (other than the Purchaser, Gusick and Harrington).

         Section 5.4. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby. In the event that at any time after this Agreement has become effective, any further action is necessary to carry out its purposes, Momentum, Visual Flow or the proper directors or officers of thereof or, Gusick, Harrington or the Purchaser, as the case may be, shall take all such action without any further consideration therefor.

         Section 5.5. Gusick Resignation. Gusick hereby tenders and Momentum hereby acknowledges receipt of and accepts Gusick's resignation from Momentum's Board Directors, effective upon execution of this Agreement by all of the parties hereto. The parties hereto also acknowledge that the employment by Momentum and Visual Flow of Gusick and Harrington terminated on March 31, 1996 and that Momentum and Visual Flow are not liable for any severance or any other deferred compensation to Gusick and Harrington.

         Section 5.6. Seller's Documents. Momentum and Visual Flow hereby deliver to the Purchaser all instruments of assignment, transfer and conveyance identified herein and such other closing documents as requested by the Purchaser, including the following:

         (i) such instruments of sale, transfer, assignment, conveyance and delivery (including without limitation the Bill of Sale set forth as Exhibit B and the Assignment and Assumption Agreement set forth as Exhibit C), as are required in order to transfer to the Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances except as provided herein;

         (ii) a certificate of the President of each of Momentum and Visual Flow, dated the date hereof, as to the incumbency of any officer of such entity executing this Agreement, the instruments of transfer, and also certifying that the Certificate of Incorporation and the by-laws of Momentum are both in full force and effect and have not been amended, restated or altered in any other way prior to the closing of this transaction, and covering such other matters as the Purchaser has reasonably requested;

         (iii) a certified copy of (1) the Certificate of Incorporation and by-laws of Visual Flow and all amendments thereto and (2) the resolutions of the

Boards of Directors of each of Momentum and Visual Flow authorizing the execution, delivery and consummation of this Agreement, the instruments of transfer and the transactions contemplated hereby and thereby; and

                 (iv) such other documents or instruments as the Purchaser has reasonably requested to effect the transactions contemplated hereby.

         Section 5.7. Purchaser's Documents. The Purchaser hereby delivers to Momentum and Visual Flow such closing documents as Momentum and Visual Flow have reasonably requested, including the following:

         (i) the Assignment and Assumption Agreement executed by the Purchaser and dated the date hereof;

         (ii) a certificate of the President of the Purchaser, dated the date hereof, as to the incumbency of any officer thereof executing this Agreement, the instruments of transfer, and covering such other matters as Momentum and Visual Flow have reasonably requested;

         (iii) a certified copy of (1) the Purchaser's Certificate of Incorporation and by-laws and all amendments thereto and (2) the resolutions of the Purchaser's Board of Directors authorizing the execution, delivery and consummation of this Agreement, the instruments of transfer and the transactions contemplated hereby and thereby; and

         (iv) such other documents or instruments as Momentum and Visual Flow have reasonably requested to effect the transactions contemplated hereby.


                                   ARTICLE VI

         Survival of Representations and Warranties; Indemnification

         Section 6.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for five years from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 3.2, 3.4, 3.7, 3.9 and 3.13 shall survive the Closing and remain in full force and effect forever. The survival period of each representation or warranty as provided in this Section 6.1 is hereinafter referred to as the "Survival Period."

         Section 6.2. Indemnification. (a) Momentum and Visual Flow jointly and severally shall indemnify and hold harmless Gusick, Harrington, the Purchaser, their Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages"), directly or indirectly, arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Momentum or Visual Flow in this Agreement for the applicable Survival Period and
(ii) any Excluded Liability. Except as specifically provided herein, the indemnification obligations of Momentum and Visual Flow set forth in this
Section 6.2(a) shall continue in full force and effect forever.

         (b) The Purchaser shall indemnify and hold harmless Momentum and Visual Flow, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement for the applicable Survival Period and (ii) any Assumed Liability. Except as specifically provided herein, the Purchaser's indemnification obligations set forth in this Section 6.2(b) shall continue in full force and effect forever.

         (c) Any Person providing indemnification pursuant to the provisions of this Section 6.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 6.2 is hereinafter referred to as an "Indemnified Party." Any Indemnified Party who is or is threatened to be made a party to any action or proceeding, whether civil or criminal, shall provide prompt written notice of such action or proceeding to the Indemnifying Party. The Indemnifying Party shall pay the reasonable counsel fees and court costs of the Indemnified Party.

                                   ARTICLE VII

                                  Miscellaneous

         Section 7.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Purchaser:       EnvisionIt Software Corporation
                           242 Old New Brunswick Road
                           Suite 440
                           Piscataway, New Jersey 08855
                           Telephone:  (908) 981 8193
                           Facsimile:   (908) 981 8043
                           Attention:  David Gusick and T. Dorsey Harrington

With a copy to:            Lowenstein, Sandler, Kohl,
                           Fisher & Boylan
                           65 Livingston Avenue
                           Roseland, New Jersey  07068
                           Telephone:  (201) 992-8700
                           Facsimile:   (201) 992-5820
                           Attention:  Robert G. Minion, Esq.

If to Momentum and/or Visual Flow:
                           Momentum Software Corporation
                           401 South Van Brunt Street
                           Englewood, New Jersey 07631
                           Telephone:  (201) 871-0077
                           Facsimile:   (201) 871-0807
                           Attention:  Joseph Valley

With a copy to:            Snow Becker Krauss P.C.
                           605 Third Avenue
                           New York, New York 10158-0125
                           Telephone:  (212) 687-3860
                           Facsimile:  (212) 949-7052
                           Attention:  H. David Berkowitz, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 7.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising, directly or indirectly, out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 7.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 7.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. The Purchaser may assign all of its rights under this Agreement to any Affiliate; provided such Affiliate assumes all of the obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         Section 7.5. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 7.6. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

         Section 7.7. Amendment, Modification and Waiver. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 7.8. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         Section 7.9. No Strict Construction. Each of the Purchaser, Gusick, Harrington, Visual Flow and Momentum acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                         MOMENTUM SOFTWARE CORPORATION


                                         By: /s/ Joseph M. Valley, Jr.
                                             Name: Joseph M. Valley, Jr.
                                             Title: CEO & President

                                         VISUAL FLOW, INC.

                                         By: /s/ Joseph M. Valley, Jr.
                                         Name: Joseph M. Valley, Jr.
                                         Title: President


                                         ENVISIONIT SOFTWARE CORPORATION


                                         By: /s/ David L. Gusick
                                         Name: David L. Gusick
                                         Title: CEO




                                             /s/ David L. Gusick
                                               David L. Gusick



                                             /s/ T. Dorsey Harrington
                                               T. Dorsey Harrington




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